AMENDMENT TO THE ALPINE SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 1st day of June, 2006, to the Custody Agreement, dated as of November 18, 2005 (the “Agreement”), is entered by and between Alpine Series Trust, a Delaware business trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and the Custodian agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE SERIES TRUST	U.S. BANK, N.A.

By: /s/ Sheldon R. Flamm	By: /s/ Michael R. McVoy

Name: Sheldon R. Flamm	Name: Michael R. McVoy

Title: Treasurer	Title: President

Exhibit C
to the
Alpine Series Trust Custody Agreement

Fund Names

Separate Series of Alpine Series Trust

Name of Series	Date Added
Alpine Dynamic Balance Fund	06/06/01
Alpine Dynamic Dividend Fund	08/28/03
Dynamic Financial Services Fund	09/30/05
Alpine Dynamic Innovators Fund	on or about 06/20/06